Exhibit 10.1
FORRESTER RESEARCH, INC.
400 Technology Square
Cambridge, MA 02139
EXECUTIVE CASH INCENTIVE PLAN
On February 10, 2010 (the “Effective Date”), the Compensation and Nominating Committee (the “Committee”) of the Board of Directors of Forrester Research, Inc. (the “Company”) adopted this 2010 Executive Incentive Plan (the “Plan”).
1. Purpose of the Plan
          The purpose of this Plan is to reward the executive officers of the Company for their contributions toward the achievement of certain Company financial and strategic goals and for their individual performance. Except where the context otherwise requires, the term “Company”, as used in this Plan, includes any of the Company’s present or future parent or subsidiary corporations or entities. The term “Plan year” will mean the calendar year.
2. Administration
          The Committee will administer and have final authority on all matters relating to the Plan. The Committee may interpret and construe the Plan, decide all matters arising under or in connection with the Plan, and reconcile any inconsistency in the Plan in the manner and to the extent it deems appropriate to carry into effect the Plan. The Committee may amend, suspend, revoke or terminate the Plan at any time. All payouts under the Plan are subject to the prior approval of the Committee. Decisions by the Committee will be in the Committee’s sole discretion and will be final and binding on all persons having or claiming any interest in the Plan.
3. Eligibility
All of the Company’s executive officers, and such other key employees as the Committee designates, will be eligible to participate in the Plan. Each executive officer and other designated employee, if any, is deemed a “Participant” in the Plan. Except as otherwise provided in this Plan, Participants must be employed by the Company on the last day of the applicable Plan year in order to receive a bonus, if any, under this Plan; provided that the Committee may provide for payment of a prorated bonus under the Plan in the case of an employee who first becomes a Plan Participant during the course of a Plan year, or in the case of a Participant who ceases to be eligible to participate in the Plan during the course of a Plan year.

4. Plan Overview; Target Bonus; Performance Components
Each Plan year the Committee will designate those Participants eligible to earn a target bonus amount (“Target Bonus”) under the Plan and each Participant’s Target Bonus. Actual bonus payouts will be based on Company Performance (as defined below) for the applicable Plan year, modified upward or downward for Team Performance and Individual Performance (as defined below). The relative weightings of Team Performance and Individual Performance for any Plan year will be determined by the Committee for each Participant and may vary among Participants.
4.1	Company Performance. Company performance levels are set annually in a matrix derived from the Company’s operating plan for the Plan year, with the matrix approved by the Committee during the first quarter of the Plan year (“Company Performance”), subject to adjustment, in the Committee’s discretion, to the extent deemed necessary or appropriate under the circumstances (for example, in the event of an acquisition or divestiture or a significant restructuring charge).

4.2	Team Performance. Within a reasonable period of time after the commencement of each Plan year, after taking into consideration the recommendations of the Chief Executive Officer, the Committee will assign team performance goals applicable to all Participants, with each team performance goal assigned a weight representing the percentage of the total bonus payout for that year attributable to achievement of such goal (“Team Performance”). Performance relative to each Team Performance goal will be scored on a scale of 0.00 to 1.50, with a score of 1.00 representing target performance. The Committee may amend or modify any Team Performance goal or the weight assigned to a goal, or substitute a goal in place of an existing goal, to the extent equitable under the circumstances (for example, in the event of an acquisition or divestiture or a significant restructuring charge).

4.3	Individual Performance. The Chief Executive Officer and Chief Operating Officer will recommend individual performance goals for Participants reporting directly to one or the other, and within a reasonable period of time after the commencement of each Plan year, the Committee will approve goals for each Participant, with each individual performance goal assigned a weight representing the percentage of the total bonus payout for that year attributable to the achievement of such goal (“Individual Performance”). Each Participant’s performance relative to each Individual Performance goal will be scored on a scale of 0.00 to 1.50, with a score of 1.00 representing target performance. The Committee may amend or modify any Individual Performance goal or the weight assigned to a goal, or substitute a goal in place of an existing goal, to the extent equitable under the circumstances (for example, in the event a Participant’s role or responsibilities change during the year).
5. Participant Scores; Bonus Payouts. Within a reasonable period of time after the Company has reported financial results for the Plan year, the Committee will review and approve, and each Participant will receive, a scored assessment of his or her performance relative to each Team Performance goal and Individual Performance goal, which will result in a personal score (“Personal Score”) for each Participant. Each Participant’s Personal Score will be applied to the Company Performance level for the year to determine the percentage of the Participant’s Target Bonus, if any, payable to such Participant for the applicable Plan year.
Bonus payouts, if any, under the Plan, will be determined and paid in a single cash lump sum following the end of the applicable Plan year, as soon as practicable after final determination of the Company Performance level and each Participant’s Personal Score, and in any event no later than March 15th following the end of the applicable Plan year.
Nothing in the Plan shall be construed as limiting the right of the Company to grant, or for the Committee to approve, incentive awards in addition to or in lieu of a bonus granted or paid under the Plan.
6. Change in a Participant’s Employment Circumstances. If a Participant is unable to complete any Individual Performance goal because (i) the Participant takes an authorized leave of absence, (ii) the Participant becomes disabled and qualifies for short-term or long-term disability benefits under the Company’s disability plans, (iii) the Participant dies during a Plan year, or (iv) there occurs any other extraordinary event beyond the reasonable control of the Participant, then the Committee may equitably adjust the Participant’s Individual Performance score to credit progress towards the Participant’s Individual Performance goals.
     7. Miscellaneous
7.1 No Right to Employment or other Status. This Plan does not give, and will not be construed as giving, any Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with any Participant free from any liability or claim under the Plan, except as expressly provided otherwise in the Plan, and except as may be otherwise provided in any applicable written agreement between a Participant and the Company.
7.2 Non-U.S. Participants. The Company may modify the procedures set forth herein with respect to bonus payouts for Participants who are non-U.S. nationals or who are employed outside of the United States in order to comply with applicable laws and regulations.

7.3 Governing Law. This Plan will be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision.
7.4 Section 409A of the Code. Payments under the Plan are intended to constitute “short-term deferrals” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and guidance issued under Section 409A of the Code, and shall be construed accordingly. Notwithstanding the above, neither the Company, nor any subsidiary, nor the Committee, nor any person acting on behalf of the Company, any subsidiary, or the Committee, shall be liable to any participant or to the estate or beneficiary of any participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of a payment to satisfy the requirements of Section 409A of the Code.
7.5 Tax Withholding. All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.
7.6 Plan to be Unfunded, Etc. The Plan is intended to constitute an unfunded incentive compensation arrangement. Nothing contained in the Plan, and no action taken pursuant to the Plan, shall create or be construed to create a trust of any kind. A participant’s right to receive a bonus shall be no greater than the right of an unsecured general creditor of the Company. All bonuses shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such bonuses. There shall not vest in any Participant or beneficiary any right, title, or interest in and to any specific assets of the Company.
7.7 Amendment and Termination. The Company may terminate the Plan at any time and may amend the Plan at any time and from time to time, with or without retroactive effect, including without limitation amendments that change the form or timing of bonus payments hereunder.